SECURITIES AND EXCHANGE COMMISSION

                            FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                CREATIVE COMPUTER APPLICATIONS, INC.
     (Exact name of registrant as specified in it charter)


     CALIFORNIA                                   95-3353465
(State of other jurisdiction of(I.R.S. Employer incorporation or organization)Identification No.)

26115-A Mureau Rd., Calabasas, CA                     91302
(Address of Principal Executive Offices)     (Zip Code)


                1982 Non-Qualified Stock Option Plan
                    (Full title of the plan)

Steven M. Besbeck, 26115-A Mureau Rd., Calabasas, CA 91302
            (Name and address of agent for service)

                          (818) 880-6700
 (Telephone number, including area code, of agent for service)


With a copy to:     Norman R. Cohen, Esq.
                    Cohan & Cohen
                    A Professional Corporation
                    12301 Wilshire Blvd., Suite 550
                    Los Angeles, CA 90025


                         Calculation of Registration Fee

                                    Proposed        Proposed
   Title of                         maximum         maximum       Amount of
securities to    Amount to be    offering price    aggregate     registration
be registered     registered       per unit (1)  offering price      fee

Common Stock    31,000 Shares      $2.06 (3)       $63,860 (3)      $100.00
no par value    (2)


(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) The shares of Common Stock are issuable upon exercise of Options granted under registrant's 1982 Non-Qualified
     Stock Option Plan.

(3) Pursuant to Rule 457(h)(i) and (c) of the General Rules and Regulations under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based upon the average of the high and low prices reported on the American Stock Exchange as of March 20, 1996.

            INCORPORATION OF DOCUMENTS BY REFERENCE

      Creative Computer Applications, Inc. ("Company") (i) Form 10-KSB Annual Report for fiscal year-ended
August 31, 1995 (ii); Form 10-QSB Current  Report
dated January 11, 1996, in each case as filed pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934,
and the description of the Company's Common Stock contained in Registration Statement on Form S-3, dated February 22, 1995 (No. 33-89278), are hereby incorporated by reference in this registration statement and shall be deemed to be a part hereof.

     All documents filed subsequently to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

            LIMITATION OF LIABILITY OF DIRECTORS AND
           INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The   California  General  Corporations  Law  provides
that   California  corporations may include provisions in
their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duties as directors, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions showing reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) transactions between corporations and directors which have not been approved or ratified in good faith by disinterested directors or shareholders or which are not proved to be just and reasonable as to the corporation, and (vii) approving distributions to shareholders or loans to directors or officers contrary to California law.
The Company's Articles of Incorporation provide that the Company's directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

      The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director.

                            EXHIBITS

Exhibit No.    Description

5.             Opinion of Cohan & Cohen

10(1)          1982 Non-Qualified Stock Option Plan, as
amended.

23.1           Consent of Cohan & Cohen (included in Exhibit
5)

23.2           Consent of BDO Seidman
______________________________________________________________
___
_

(1)  Previously   filed   with  Registrant's  preliminary
     proxy material  filed in connection with Registrant's
     1990 Annual Meeting under cover of a letter dated February 12, 1990, SEC File No. 0-12251 and incorporated by reference herein.

                          UNDERTAKINGS

      The  Company  hereby undertakes: (i) to  file,  during
any period  in  which it offers or sells securities, a post-
effective amendment   to  this  registration  statement  to
include any additional or changed material information on the plan of distribution; (ii) that, for the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and, (iii) to file a post- effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 20, 1996.


CREATIVE COMPUTER APPLICATIONS, INC.


By:  /S/  Steven M. Besbeck
     Steven M. Besbeck, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  /S/ Bruce M. Miller              Date:    March 20, 1996
Bruce M. Miller
Chairman of the Board


 /S/ Steven M. Besbeck             Date:     March 20, 1996
Steven M. Besbeck
President, Chief Financial and
Accounting Officer, and Director


 /S/ James R. Helms                Date:     March 20, 1996
James R. Helms
Vice President, Operations,
Secretary and Director


 /S/ Lawrence S. Schmid            Date:     March 20, 1996
Lawrence S. Schmid
Director


 /S/ Robert S. Fogerson, Jr.       Date:     March 20, 1996
Robert S. Fogerson, Jr.
Director


                           EXHIBIT 5


                          Cohan & Cohen
                   A Professional Corporation
               12301 Wilshire Boulevard, Suite 550
               Los Angeles, California 90025-1007
                    Telecopier (310) 207-6184
                    Telephone (310) 820-3400


                         March 20, 1996



Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302

          Re:  Creative Computer Applications, Inc.
("Company")

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the
"Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Company with the Securities and Exchange Commission. The Registration
Statement covers 31,000 shares of Common Stock (the "Shares") to be issued upon exercise of 31,000 Common Stock Options
("Options") of the Company pursuant to the Company's 1982 Non-Qualified Stock Option Plan.

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, subject to the assumptions stated herein and relying on statements of facts contained in the documents that we have examined, we are of the opinion that the issuance of the Shares has been duly authorized and that, when issued and paid for will have been validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the incorporation by reference to the reference to our firm appearing under the caption "Legal Opinions" in the prospectus that forms a part of a Registration Statement on Form S-3 filed by the Company and declared effective on February 22, 1995 (Registration No. 33-89278).

                         Very truly yours,

                         COHAN & COHEN
                         A Professional Corporation


                         /S/ Norman R. Cohen

                         Norman R. Cohen

                             NRC:nm
                        BDO Seidman, LLP
                   Accountants and Consultants
              1900 Avenue of the Stars, 11th Floor
                  Los Angeles, California 90067
                    Telephone (310) 557-0300
                       Fax (310) 557-1777



23.2      Consent of Independent Certified Public Accountants






Creative Computer Applications, Inc.


We hereby consent to the incorporation by reference in this Registration Statement of our report dated October
24, 1995, relating to the audit of the financial statements of Creative Computer Applications, Inc. appearing in the
Company's Annual Report on Form 10-KSB for the fiscal year ended August
31, 1995.


                                   /S/ BDO Seidman, LLP

                                   BDO SEIDMAN, LLP



Los Angeles, California
March 20, 1996